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                               RETENTION AGREEMENT

         THIS RETENTION AGREEMENT (this "Agreement"), dated effective August 1, 2003 is by and among MERCATOR SOFTWARE, INC. (the "Current Employer"), Ascential Software Corporation (the "Company") and ______________________________ (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company, Greek Acquisition Corp. and the Current Employer intend to enter into an Agreement and Plan of Merger (the "Merger Agreement"); and

         WHEREAS, the Current Employer and the Executive have previously entered into the agreement described on Appendix A hereto (as amended, the "Existing Agreement") and the Executive is also a participant in the Mercator Software, Inc. Change of Control Benefits Plan (the "Change of Control Plan"), each of which, among other things, provide for certain payments and benefits to the Executive in the event of a termination of the Executive's employment; and

         WHEREAS, the Executive and the Company are entering into a Key Employee Agreement, of even date herewith (the "Key Employee Agreement"), which sets forth the terms and conditions of the Executive's employment with the Company following the Closing (as defined in the Merger Agreement); and

         WHEREAS, the Company, the Current Employer and the Executive have agreed to clarify the impact of the transactions contemplated by the Merger Agreement upon the Executive's employment arrangements (including the Existing Agreement and the Change of Control Plan) and to provide additional incentives for the Executive to continue his employment with the Company following the Closing.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree to the following:

1. Definitions. The capitalized terms used herein shall have the meanings ascribed to them below.

         (a) "Cause" shall mean (i) that the Executive engaged in a material act (or acts) of personal dishonesty with respect to his service with the Company or its affiliates, provided that the Executive shall receive written notice by the Company of the alleged material act (or acts) of personal dishonesty and is provided with ten (10) business days to deny, refute and/or explain said allegations; (ii) the material failure

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by the Executive substantially to perform the Executive's duties with the
Company or its affiliates (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or injury) which failure is not cured within ten (10) business days following written notice thereof by the Company or (iii) the conviction of the Executive of (or a plea by the Executive of no contest with respect to) a felony.

         (b)      "Closing" shall have the meaning set forth in the Merger
Agreement.

         (c) "Closing Date" shall have the meaning set forth in the Merger Agreement.

         (d) "Disability" shall mean a physical or mental illness or injury which results in the Executive becoming eligible for benefits under the long term disability plan of the Company.

         (e) "Effective Time" shall have the meaning set forth in the Merger Agreement.

         (f) "Good Reason" shall mean the occurrence of an adverse change in the role, responsibilities or compensation of the Executive (as set forth in the Key Employee Agreement) occurring after the Effective Time without the express written consent of the Executive, if such event occurs at a point in time when Cause does not exist with respect to the Executive and is not cured by the Company within ten (10) business days of the Company's receipt of notice from the Executive that such event has occurred.

         (g) "Retention Amount" shall mean the amount set forth on Appendix A hereto.

         (h) "Retention Payment" shall mean each of the payments described in Section 2(a) below.

2.       Retention Incentive.

         (a) The Company shall pay to the Executive an amount equal to (i) 15% of the Retention Amount if the Executive continues to be employed by the Company or an affiliate on the 6-month anniversary of the Closing Date, (ii) an additional 25% of the Retention Amount if the Executive continues to be employed by the Company on the first anniversary of the Closing Date, (iii) an additional 30% of the Retention Amount, if the Executive continues to be employed by the Company on the eighteen month anniversary of the Closing Date and (iv) the remaining 30% of the Retention Amount, if the Executive continues to be employed by the Company on the second

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anniversary of the Closing Date. Each such payment shall be made no later than ten (10) business days following the respective dates specified in the preceding sentence and shall be subject to applicable withholding and deductions.

         (b) Except as set forth in the last sentence of Section 3(b) hereof, if, prior to the second anniversary of the Closing Date, either (i) the Company terminates the Executive's employment other than for death, Disability or Cause or (ii) the Executive terminates his employment with the Company for Good Reason, then the Company shall pay to the Executive (less applicable withholding), no later than ten (10) business days following such termination, an amount equal to the excess of (1) the Retention Amount over (2) the sum of the Retention Payments previously paid to the Executive.

3. Other Benefits. In addition to the benefits described in Section 2 and the Key Employee Agreement, the Executive shall be eligible for the following:

         (a) Bonus plan. In accordance with the terms of the Key Employee Agreement, as of the Effective Time, the Executive shall become a participant in the Company's bonus plan described on Appendix A hereto (a copy of which has been provided to the Executive) and shall have the target award described in such Appendix. The Executive shall be treated as having been a participant in such plan for the entire performance period ongoing as of the Effective Time for purposes of calculating the applicable level of achievement and award amounts. The Executive's participation in the Company's bonus plan shall be in lieu of any award to which the Executive may otherwise have been eligible pursuant to any comparable plan of the Current Employer. The Executive shall also participate in the bonus plan during the 2004 performance period, with the same target bonus.

         (b) Change of Control Severance Program. As of the Effective Time, the Executive shall become a party to a Change in Control Agreement (the "Change in Control Agreement") with the Company (a form of which has been provided to the Executive). Notwithstanding anything in such Change in Control Agreement to the contrary, however, in the event that the Executive becomes eligible for severance payments pursuant to the Change in Control Agreement due to a termination of the Executive's employment which occurs on or prior to the second anniversary of the Closing Date, the Executive shall receive the greater of (i) the amount payable pursuant to Section 2(b) hereof (if any) and (ii) the severance payments which are payable to the Executive pursuant to the Change in Control Agreement. Any amount payable under the preceding sentence shall be in lieu of the amount payable pursuant to the arrangement which provides the lesser payment. The Executive agrees that in the event of a qualifying termination of the Executive's employment during the period that ends on the second anniversary of the Effective Time, the Executive shall

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only be eligible for the severance benefits pursuant to Section 2(b) hereof or the Change in Control Agreement, as (and if) applicable.

4. Waiver of Existing Agreement and Change of Control Plan Rights. As a condition to the payments and benefits described in Sections 3 and 4, the Executive hereby agrees that as of immediately prior to the Closing, the Executive's entitlement to or eligibility for severance benefits pursuant to the Existing Agreement and the Change of Control Plan shall cease and that the Executive shall not be eligible for any payments or benefits whatsoever under the Existing Agreement or Change of Control Plan in connection with a termination of the Executive's employment or the transactions contemplated by the Merger Agreement. The Executive is not currently party to any plan, agreement or arrangement other than the Existing Agreement and the Change of Control Plan that would provide severance or similar benefits in connection with a termination of the Executive's employment.

5. Effectiveness of this Agreement. This Agreement is effective as of the date hereof, provided that, in the event that the Closing does not occur, this Agreement shall be null and void and of no force or effect.

6. Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

                           (i) if to the Current Employer or the Company, to:

                                    Ascential Software Corporation
                                    50 Washington Street
                                    Westborough, MA 01581
                                    Attention: General Counsel
                                    Telephone: 508-366-3888
                                    Facsimile: 508-366-3669

                           with a copy to:

                                    Skadden, Arps, Slate Meagher & Flom LLP
                                    One Beacon Street, 31st Floor
                                    Boston, MA 02108-3190

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                                    Attention: Louis A. Goodman
                                    Telephone: 617-573-4800
                                    Facsimile: 617-573-4822

                           (ii)     if to the Executive:

         To the address for notice set forth below such Executive's signature.

         Any party may, by notice given in accordance with this Section 6 to the other parties, designate another address or person for receipt of notices thereunder.

7. Binding Effect. This Agreement may not be assigned by the Executive. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns.

8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

9. Entire Agreement; Amendments and Waivers; Enforceability. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous oral or written agreements with respect thereto. This Agreement may not be amended or modified except by a written agreement signed by the party against whom enforcement of such amendment or modification is sought. Any waiver of any term or condition of this Agreement, or any breach of any covenant, representation or warranty contained herein, in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver or affect in any manner such parties' right at any later time to enforce or require performance of such provision or any other provisions hereof.

10. Governing Laws. This Agreement shall be governed by and construed and interpreted for all purposes according to the laws of the Commonwealth of Massachusetts (without regard to conflict of laws principles) in any action, litigation, claim, dispute or proceeding relating in any way, either directly or indirectly, to this Agreement or the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day

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and year first above written.

                                   EXECUTIVE:

                                   ______________________________
                                   Name:
                                   Address:

                                   Telephone:
                                   Facsimile:

                                   ASCENTIAL SOFTWARE CORPORATION

                                   By:___________________________
                                      Name:
                                      Title:

                                   COMPANY:
                                   Mercator Software, Inc.

                                   By:___________________________
                                      Name:
                                      Title:

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                                   APPENDIX A

Existing Agreement: [INSERT NAME OF AGREEMENT/LETTER AGREEMENT WITH THE EXECUTIVE], as amended

Retention Amount: [insert amount equal to Change of Control severance payment under the Existing Agreement/Plan]